Exhibit 99.1

Callaway Golf Announces First Quarter 2008 Results

CARLSBAD, Calif.--(BUSINESS WIRE)--Callaway Golf Company (NYSE:ELY) today announced its financial results for the first quarter ended March 31, 2008, reporting significant improvements in sales and earnings over the same period a year ago. Highlights for the quarter include:

  Record net sales of $366.5 million, a 10% increase as compared to $334.6 million for the same period in 2007.
  Fully diluted earnings per share of $0.61 on 64.8 million shares as compared to $0.48 on 68.3 million shares in 2007. This represents a 27% increase in diluted earnings per share.
  Fully diluted earnings per share for the first quarter of 2008 and 2007 include $0.01 of after-tax charges for gross margin improvement initiatives announced in November, 2006.

“We are pleased with our results for the first quarter,” commented George Fellows, President and CEO. “The improvements made in our product development process and supply chain have positively contributed to our ability to achieve record first quarter sales.”

“While cautiously optimistic given our first quarter results,” continued Mr. Fellows, “it is important to remember that the second quarter is generally when the consumer purchase cycle begins and it is a critical quarter for us in achieving our targets. We remain optimistic that we can achieve our full year guidance range, although given current macroeconomic and market conditions, we believe our results will most likely be at the lower end of our original range.”

Details of First Quarter Results

Sales

The increase in sales for the first quarter is primarily attributable to:

  increased fairway wood sales associated with our FT and FT-i product launches increased sales of Odyssey putters driven by our Black Series, Divine Line, and sell-in of our new products increased sales of golf balls driven by HX Hot Bite and HX Tour ix products increased accessories sales associated with packaged club sets and headwear foreign currency exchange rates

Gross Margins

Gross margins as a percentage of net sales were 48% for the first quarter, the same as for the first quarter of 2007. Charges related to the Company’s gross margin improvement initiatives did not have a significant effect on gross margins in either period.

The Company continues to benefit from the gross margin initiatives implemented in 2007 which had a positive impact of 130 basis points during the quarter. This benefit was primarily offset by i) an unfavorable shift in product mix due to expected lower second year sales of premium drivers and X-series irons which generally have higher margins than the 2008 new products and ii) higher fixed cost absorption charges related to lower golf ball production volumes during the fourth quarter of 2007. The lower production volumes were consistent with the Company’s inventory reduction initiatives and the recent improvements in inventory management and planning, which enables the Company to operate its golf ball business with less inventory on hand. The effect of the fourth quarter production volumes on first quarter results was consistent with the Company’s expectations and should not affect the balance of the year. The Company estimates full year gross margins to improve at least 200 basis points compared to 2007.

Operating Expenses

Operating expenses for the quarter were $111 million, an increase of $6 million when compared to 2007. The increase is primarily due to higher advertising and promotion expense to support the new products launched during the quarter, an increase in costs due to the effect of foreign exchange rates on non-U.S. expense, and general inflation. As a percentage of sales, operating expenses declined to 30% compared to 31% in 2007.

Business Outlook

The Company originally estimated in January that its full year 2008 net sales would be in the range of $1.145 to $1.165 billion and that its full year pro forma fully diluted earnings per share would be in the range of $1.08 to $1.18 on an estimated 67 million shares. Pro forma earnings exclude charges related to the Company’s gross margin improvement initiatives, currently estimated at $0.08 per share for 2008. While the Company still estimates its financial results will fall within this range, given uncertainties surrounding the economy, second quarter sell-through, and competitive actions, these results are projected at this time to be at the lower end of this range on a base of 66 million shares.

For more details, including pro forma reconciliations to assist in year-over-year comparison, please see the attached “Supplemental Financial Information.”

The Company will be holding a conference call at 2:00 p.m. PDT today. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, May 8, 2008. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling 1-800-475-6701 toll free for calls originating within the United States or 320-365-3844 for International calls. The replay pass code is 920536.

Disclaimer: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated sales, gross margins, and earnings for 2008, and the estimated charges for the Company’s gross margin initiatives, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon current information and expectations. Accurately estimating the Company’s future financial performance is based upon various unknowns including consumer acceptance and demand for the Company’s products as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned gross margin initiatives or the implementation of future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com.

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007(1)

ASSETS
Current assets:
Cash and cash equivalents	$39,385	$49,875
Accounts receivable, net	300,495	112,064
Inventories, net	264,319	253,001
Deferred taxes	42,512	42,219
Income taxes receivable	-	9,232
Other current assets	33,377	30,190
Total current assets	680,088	496,581

Property, plant and equipment, net	131,584	128,036
Intangible assets, net	172,735	173,045
Deferred taxes	19,094	18,885
Other assets	39,799	40,416
	$1,043,300	$856,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$159,124	$130,410
Accrued employee compensation and benefits	30,204	44,245
Accrued warranty expense	12,990	12,386
Credit facilities	155,570	36,507
Income taxes payable	10,549	-
Total current liabilities	368,437	223,548

Long-term liabilities	63,512	63,207

Minority interest	1,526	1,978

Shareholders' equity	609,825	568,230
	$1,043,300	$856,963

(1)Prior period amounts have been reclassified to conform with the current period classification.

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	March 31,
	2008		2007

Net sales	$366,452	100%	$334,607	100%
Cost of sales	190,918	52%	173,886	52%
Gross profit	175,534	48%	160,721	48%
Operating expenses:
Selling expenses	80,161	22%	75,291	23%
General and administrative expenses	22,488	6%	21,558	6%
Research and development expenses	7,924	2%	8,016	2%
Total operating expenses	110,573	30%	104,865	31%
Income from operations	64,961	18%	55,856	17%
Other income (expense), net	695		(1,338)
Income before income taxes	65,656	18%	54,518	16%
Income tax provision	25,990		21,682
Net income	$39,666	11%	$32,836	10%

Earnings per common share:
Basic	$0.62		$0.49
Diluted	$0.61		$0.48
Weighted-average shares outstanding:
Basic	63,895		67,272
Diluted	64,843		68,318

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2008	2007(1)
Cash flows from operating activities:
Net income	$39,666	$32,836
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,794	9,009
Deferred taxes	8,521	(538)
Non-cash compensation	1,468	3,127
(Gain)/loss on disposal of assets	(230)	3
Changes in assets and liabilities	(179,600)	(122,057)
Net cash used in operating activities	(121,381)	(77,620)

Cash flows from investing activities:
Capital expenditures	(11,732)	(7,987)
Net cash used in investing activities	(11,732)	(7,987)

Cash flows from financing activities:
Issuance of Common Stock	2,767	12,833
Acquisition of Treasury Stock	(72)	(15,155)
Net proceeds from line of credit	119,063	75,000
Other financing activities	(254)	951
Net cash provided by financing activities	121,504	73,629

Effect of exchange rate changes on cash and cash equivalents	1,119	210
Net decrease in cash and cash equivalents	(10,490)	(11,768)
Cash and cash equivalents at beginning of period	49,875	46,362
Cash and cash equivalents at end of period	$39,385	$34,594

(1)Prior period amounts have been reclassified to conform with the current period classification.

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information
(In thousands)
(Unaudited)

	Net Sales by Product Category
	Quarter Ended
	March 31,		Growth/(Decline)
	2008	2007(1)	Dollars	Percent
Net sales:
Woods	$116,552	$103,065	$13,487	13%
Irons	96,496	100,100	(3,604)	-4%
Putters	34,554	29,083	5,471	19%
Golf balls	58,433	53,548	4,885	9%
Accessories and other	60,417	48,811	11,606	24%
	$366,452	$334,607	$31,845	10%

(1)Prior period amounts have been reclassified to conform with the current period classification.

	Net Sales by Region
	Quarter Ended
	March 31,		Growth/(Decline)
	2008	2007(1)	Dollars	Percent
Net sales:
United States	$184,380	$183,804	$576	0%
Europe	66,090	56,023	10,067	18%
Japan	53,339	37,940	15,399	41%
Rest of Asia	26,461	22,821	3,640	16%
Other foreign countries	36,182	34,019	2,163	6%
	$366,452	$334,607	$31,845	10%

	Operating Segment Information
	Quarter Ended
	March 31,		Growth/(Decline)
	2008	2007(1)	Dollars	Percent
Net sales:
Golf clubs	$308,019	$281,059	$26,960	10%
Golf balls	58,433	53,548	4,885	9%
	$366,452	$334,607	$31,845	10%
Income before provision for income taxes:
Golf clubs	$76,199	$65,343	$10,856	17%
Golf balls	4,445	5,728	(1,283)	-22%
Reconciling items (1)	(14,988)	(16,553)	1,565	9%
	$65,656	$54,518	$11,138	20%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information
(In thousands, except per share data)
(Unaudited)

	Quarter Ended March 31,			Quarter Ended March 31,
	2008			2007

	Pro Forma Callaway Golf	Gross Margin Improvement Initiatives	Total as Reported	Pro Forma Callaway Golf	Gross Margin Improvement Initiatives	Total as Reported
Net sales	$366,452	$-	$366,452	$334,607	$-	$334,607
Gross profit	176,629	(1,095)	175,534	162,126	(1,405)	160,721
% of sales	48%	n/a	48%	48%	n/a	48%
Operating expenses	110,573	-	110,573	104,865	-	104,865
Income from operations	66,056	(1,095)	64,961	57,261	(1,405)	55,856
Other income (expense), net	695	-	695	(1,338)	-	(1,338)
Income (loss) before income taxes	66,751	(1,095)	65,656	55,923	(1,405)	54,518
Income tax provision	26,412	(422)	25,990	22,236	(554)	21,682
Net income	$40,339	$(673)	$39,666	$33,687	$(851)	$32,836

Diluted earnings (loss) per share:	$0.62	$(0.01)	$0.61	$0.49	$(0.01)	$0.48
Weighted-average shares outstanding:
	64,843	64,843	64,843	68,318	68,318	68,318
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):

	2008 Trailing Twelve Months EBITDA					2007 Trailing Twelve Months EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2008	Total	2006	2006	2006	2007	Total
Net income (loss)	$36,639	$1,269	$(16,157)	$39,666	$61,417	$22,539	$(11,916)	$(10,194)	$32,836	$33,265
Interest expense (income), net	1,672	29	(216)	591	2,076	1,522	1,132	905	1,677	5,236
Income tax provision (benefit)	23,591	830	(12,415)	25,990	37,996	14,934	(6,075)	(10,948)	21,682	19,593
Depreciation and amortization expense	8,591	9,864	7,862	8,794	35,111	7,935	8,736	8,313	9,009	33,993
EBITDA	$70,493	$11,992	$(20,926)	$75,041	$136,600	$46,930	$(8,123)	$(11,924)	$65,204	$92,087

CONTACT:
Callaway Golf Company
Brad Holiday
Patrick Burke
Michele Szynal
760-931-1771